ARTICLES OF INCORPORATION


Form 200 Revised July 1, 2002 Filing fee $50 00 Deliver to Colorado Secretary of State Business Division, 1560 Broadway, Suite 200 Denver, CO 80202-5169 This document must be typed or machine printed Copies of filed documents may be obtained at www.sos.state.CO.US

Pursuant to ss.7-102-102, Colorado Revised Statutes (CRS ), the individual named below causes these Articles of Incorporation to be delivered to the Colorado Secretary of State for filing, and states as follows:

1. The entity name of the corporation: QLinks America, Inc. The entity name of a corporation must contain the term "corporation", "incorporated". , or "limited", or an abbreviation of any of these termsss.7-90- 601(3)(a). C.R.S.

2. The corporation is authorized to issue (number) 30,000,000 shares of (class) common stock that shall have unlimited voting rights and (number) 10,000,000 shares of (class) preferred stock for which the Board of Directors shall determine the preferences, limitations and relative rights prior to issuance. If more classes are authorized, include attachment indicating class(es) and number of shares in each class.

3. The street address of the corporation's initial registered office and the name of its initial registered agent at that office are: Street Address (must be a street or other physical address in Colorado) 9901 West 50th Ave., Wheat Ridge, Colorado 80033. If mail is undeliverable to this address,ALSO include a post office box address; Registered Agent Name:
     William R. Jones

4. The address of the corporation's initial principal office is: 9901 West 50th Ave , Wheat Ridge, Colorado 80033.

5.   The name and address of the incorporator is:
     Name:    William R. Jones.
     Address: 9901 West 50th Ave , Wheat Ridge, Coloiado 80033

6. If applicable, these articles are to have a delayed effective date of _________________________ . (not to exceed 90 days)

7 The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are: William R Jones, 9901 West 50th Ave , Wheat Ridge, Colorado 80033

OPTIONAL The electronic mail and/or Internet address for this entity is/are e mail_________ _______ Web site_______________________________ _______ The
Colorado Secretary of State may contact the following authorized person regarding this document name ___________ address ______________ voice _________________ Fax ________________ e-mail __________________